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                                                                   EX-99.B(i)(2)


                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                October 31, 2006


Wells Fargo Funds Trust
525 Market Street
San Francisco, California 94105



     Re:  Shares of Beneficial Interest of
            Wells Fargo Funds Trust
            ------------------------------

Ladies/Gentlemen:

     We refer to the Registration Statement on Form N-1A (SEC File Nos. 333-74295 and 811-09253) (the "Registration Statement") of Wells Fargo Funds Trust (the "Trust") relating to the registration of an indefinite number of shares of beneficial interest in the Trust (collectively, the "Shares").

     We have been requested by the Trust to furnish this opinion as Exhibit (i) to the Registration Statement of Post-Effective Amendment No. 101.

     We have examined documents relating to the organization of the Trust and the Wells Fargo Advantage Strategic Small Cap Value Fund (the "Fund"), a series of the Trust, and the authorization and issuance of Shares of the Fund.

     Based upon and subject to the foregoing, we are of the opinion that:

     The issuance and sale of the Shares of the Fund by the Trust has been duly and validly authorized by all appropriate action of the Trust, and assuming delivery by sale or in accord with the Trust's dividend reinvestment plan in accordance with the description set forth in the Fund's current prospectuses under the Securities Act of 1933, as amended, such Shares will be legally issued, fully paid and nonassessable by the Trust.

     We consent to the inclusion of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ MORRISON & FOERSTER LLP

                                                     MORRISON & FOERSTER LLP